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               [LETTERHEAD OF JAECKLE FLEISCHMANN & MUGEL, LLP]


                                                                    EXHIBIT 8.1

                                          December 17, 2001

Sizeler Property Investors, Inc.
2542 Williams Boulevard
Kenner, Louisiana 70062-5596

   Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

   We are legal counsel to Sizeler Property Investors, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration of $100,000,000 of debt securities, common stock, preferred stock and warrants of the Company that may be issued by the Company. You have requested our opinion on certain federal income tax matters in connection with the issuance of such securities pursuant to the Registration Statement, including the prospectus and prospectus supplement contained as a part thereof. For the purposes of this Opinion Letter, the term "Subsidiary" means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

   In rendering this opinion, we have reviewed (i) the Registration Statement;
(ii) the Company's Articles of Incorporation as filed with the Secretary of State of Maryland, and the Certificate of Incorporation or other organizational documents of each Subsidiary, as amended; (iii) the Company's Bylaws and the Bylaws of each Subsidiary, as amended; (iv) the partnership agreements for partnerships or joint ventures in which the Company or a Subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; (vi) the Agreement and Plan of Merger dated as of May 1, 2001 by and between the Company and Sizeler Property Investors, Inc., a Delaware Corporation; (vii) the Company's Federal Income Tax Returns for the years ended December 31, 1997, 1998, 1999 and 2000; and (viii) that certain Stock Purchase Agreement dated October 5, 2001 between the Company, SPIAPT, Inc. and Sizeler Realty Co., Inc.

   We have reviewed with management of the Company the investments and operations of the Company and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's or its Subsidiaries' interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its subsidiaries' real property leases; the income generated from subleases of its real property; the services rendered to the Company's tenants; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

   For purposes of this Opinion, we have assumed that the Company was properly qualified as a "real estate investment trust" under the Code for the taxable years 1987 through 1996.
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Sizeler Property Investors, Inc.
December 17, 2001
Page 2

   Furthermore, in rendering this opinion we have relied upon a certificate of an officer of the Company (the "Officer's Certificate"). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer's Certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

   Based upon the foregoing, and the discussions in the Prospectus under the caption "Material United States Federal Income Tax Consequences" (which are incorporated herein by reference) we are of the opinion that: (1) for its taxable years ended December 31, 1997 through December 31, 2000, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code; (2) the Company's current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a "real estate investment trust" under the Code for its 2001 taxable year and thereafter; and (3) the federal income tax discussion described in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

   We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer's Certificate and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

   We consent to being named as Counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Jaeckle Fleischmann & Mugel, LLP

                                        JAECKLE FLEISCHMANN & MUGEL, LLP